Exhibit 10.20

TRAVELPORT AMERICAS, LLC

OFFICER DEFERRED COMPENSATION PLAN

(Amended and Restated as of December 31, 2008)

ARTICLE 1-INTRODUCTION

1.1 Purpose of Plan

The Company has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation.

1.2 Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with such intent. The Plan is also intended to comply with the American Jobs Creation Act of 2004 and Internal Revenue Code Section 409A and the regulations and guidance thereunder and shall be interpreted accordingly.

ARTICLE 2-DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means, for each Participant, the account established for his or her benefit under Section 6.1.

2.2 Change of Control means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

2.3 Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.4 Company means Travelport Americas, Inc. and its successors.  Effective June 11, 2007, Company means Travelport Americas, LLC.

2.5 Compensation means a Participant’s annual base salary, bonus paid under the performance-based bonus plan payable in cash, and commissions.  Effective January 1, 2008, Compensation also means, a Participant’s Deal/Transaction bonus, Global Bonus, Retention bonus, Discretionary bonus and awards under the Restricted Cash Award Program.  Effective January 1, 2008, Compensation shall include a Participant’s annual base salary and commissions only in excess of the compensation limit of Code Section 401(a)(17) (as annually adjusted) in effect during the Plan Year.

2.6 Discretionary Matching Contribution means a contribution for the benefit of a Participant as described in Section 5.2.

2.7 Effective Date means September 1, 2006.

2.8 Election Form means the deferral election form as approved and prescribed by the Employee Benefits Committee.

2.9 Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.10 Eligible Employee means, on the Effective Date or on any date thereafter, each employee of the Employer who is a senior officer and above.  Effective January 1, 2008, an Eligible Employee means an employee of the Employer who is classified by the Employer as Band 9 level and above.

2.11 Employee Benefits Committee means the committee whose members shall from time to time be appointed by the Company.

2.12 Employer means the Company and any majority-owned U.S. subsidiary of Travelport Limited, whether directly or indirectly held, that participates in the Plan with the approval of the Board of Managers of the Company or its designee, including the Employee Benefits Committee; provided, however, that effective January 1, 2008, Orbitz Worldwide, Inc. and its subsidiaries shall be excluded from the definition of “Employer.”

2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.14 Matching Contribution means a contribution for the benefit of a Participant as described in Section 5.1.

2.15 Participant means any individual who participates in the Plan in accordance with Article 3.

2.16 Plan means this Travelport Americas, LLC Deferred Compensation Plan, as amended from time to time.

2.17 Plan Year means the consecutive twelve-month period commencing on January 1 and ending on the following December 31.

2.18 Separation from Service means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

2.19 Trust means the trust established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.20 Trustee means the trustee or trustees under the Trust.

2.21 Unforeseeable Emergency means any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and by cessation of deferrals under the Plan. Withdrawals of amounts because of an Unforeseeable Emergency may only be permitted to the extent reasonably necessary to satisfy the emergency need.  Examples of what are not considered to be severe financial hardships include the need to send a Participant’s child to college or the desire to purchase a home.

ARTICLE 3-PARTICIPATION

3.1 Commencement of Participation

Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence.

3.2 Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. Notwithstanding the foregoing, Participation in respect of any Plan Year is not a guarantee of participation in respect of any future Plan Year.

ARTICLE 4-ELECTIONS

4.1 Election to Defer Compensation

(a)                                 (i)                                     An individual who is an Eligible Employee on the Effective Date may, by completing an Election Form and filing it with the Employee Benefits Committee within 30 days following the Effective Date, elect to defer a percentage or dollar amount of Compensation, on such terms as the Employee Benefits Committee may permit, which are payable to the Participant after the date on which the individual files the Election Form.

(ii)                                Any individual who becomes an Eligible Employee after the Effective Date may, by completing an Election Form and filing it with the Employee Benefits Committee within 30 days following the date on which the Employee Benefits Committee gives such individual written notice that the individual is an Eligible Employee, elect to defer a percentage or dollar amount of Compensation, on such terms as the Employee Benefits Committee may permit, which are payable to the Participant after the date on which the individual files the Election Form.

(iii)                            Any Eligible Employee who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of Compensation, on such terms as the Employee Benefits Committee may permit, commencing with Compensation paid in the succeeding Plan Year, by completing an Election Form prior to the last day of the preceding Plan Year.

(b)                                 A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant’s Account as of the date the amounts are received by the Trustee.

(c)                                  An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for subsequent Plan Years unless changed or revoked.  A Participant may change or revoke his or her future deferral election by completing an Election Form prior to the last day of the Plan Year prior to the Plan Year in which such change or revocation shall take effect.

4.2 Election as to Time and Manner of Payment

Subject to Section 8.1, at the time an Eligible Employee first becomes a Participant in the Plan, he or she shall make a one-time election (on the Election Form used to elect to defer Compensation under Section 4.1) electing the date and manner in which the Participant’s Account balance will be paid to the Participant.  For Plan Years beginning on and after January 1, 2009, subject to Section 8.1, a Participant shall make an annual election (on the Election Form used to elect to defer Compensation under Section 4.1) electing the date and manner in which the Elective Deferrals, Matching Contributions and Discretionary Matching Contributions (including any earnings attributable thereto) for such Plan Year will be paid to the Participant.

The Participant shall elect for payments to be paid in either:

(a)                                  a single lump-sum payment; or

(b)                                 annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of unpaid installments

If a Participant fails to make an election as to the date and/or manner of payment on either his or her initial Election Form or on any annual Election Form, deferrals of Compensation related to such elections shall be paid in a lump sum payment.  Any distributions paid under this paragraph prior to January 1, 2009 shall be paid on the date that is 7 months following the Participant’s Separation from Service.  Any distributions paid pursuant to this paragraph on or after January 1, 2009 shall be paid, subject to Section 11.5(a), within 90 days following the Participant’s Separation from Service.

A Participant may change the time and/or manner of his or her distribution, provided such election is made at least 12 months in advance of the scheduled payment date and the payment date is deferred for at least 5 years beyond the date the payment would otherwise have been made.

ARTICLE 5 - MATCHING AND DISCRETIONARY MATCHING CONTRIBUTIONS

5.1 Matching Contributions

After each payroll period, monthly, quarterly, or annually, at the Employer’s discretion, the Employer may contribute to the Trust a Matching Contribution equal to the rate of Matching Contribution selected by the Employer at the beginning of the Plan Year and multiplied by the amount of the Elective Deferrals credited to the Participants’ Accounts for such period under Section 4.1. Each Matching Contribution will be credited, as of the later of the date it is received by the Trustee or the date the Trustee receives from the Employee Benefits Committee such instructions as the Trustee may reasonably require to allocate the amount received to the Participants’ Accounts pro rata in accordance with the amount of Elective Deferrals of each Participant which are taken into account in calculating the Matching Contribution.

5.2 Discretionary Matching Contributions

Effective January 1, 2008, after each payroll period, monthly, quarterly, or annually, at the Employer’s discretion, the Employer may contribute to the Trust a Discretionary Matching Contribution based upon criteria established by the Employer.  Each Discretionary Matching Contribution will be credited, as of the later of the date it is received by the Trustee or the date the Trustee receives from the Employee Benefits Committee such instructions as the Trustee may reasonably require to allocate the amount received among the asset accounts maintained by the Trustee, to the Participants’ Accounts.

ARTICLE 6-ACCOUNTS

6.1 Accounts

The Employee Benefits Committee shall establish an Account for each Participant.  The Participant’s Account shall reflect all Elective Deferrals, Matching Contributions and Discretionary Matching Contributions made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Employee Benefits Committee may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account. As of the last business day of each calendar quarter, the Employee Benefits Committee shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

6.2 Investments

(a)                                  Designation by Employee Benefits Committee.  The Employee Benefits Committee may designate investment funds, based on certain stock or mutual funds (the “Investment

Funds”).  In its sole discretion, the Employee Benefits Committee may provide that the Participant elect into which Investment Funds his or her Account will be invested or the Employee Benefits Committee may provide that such Investment Funds elected by the Participant are for measurement purposes only.

(b)                                 Election of Investment Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 4.1 above, shall elect, on the Election Form, one or more Investment Funds.  Pursuant to procedures established from time to time by the Employee Benefits Committee, the Participant may (but is not required to) elect to add or delete one or more Investment Fund(s) or to change the portion of his or her Account allocated to each previously or newly elected Investment Fund.  The Employee Benefits Committee may, from time to time in its sole discretion, discontinue, substitute, or add an Investment Fund.  There is no guarantee that Accounts will not lose value due to performance of the Investment Funds.

(c)                                  Investment Funds for Measurement Purposes.  In the event that the Employee Benefits Committee determines that the Investment Funds are to be used for measurement purposes only, a Participant’s election of any such Investment Fund, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account balance in any such Investment Fund. In such event, no Participant shall have any rights in or to such investments themselves and without limiting the foregoing, a Participant’s Account shall be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company.

ARTICLE 7-VESTING

7.1 General

A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, all Matching Contributions and all Discretionary Matching Contributions, and all income and gain attributable thereto, credited to his or her Account.

ARTICLE 8-DISTRIBUTIONS

8.1 Date Certain or Separation from Service

Except as provided in Sections 8.2 and 8.3, a Participant shall be paid, or begin to be paid, his or her Account balance at the earlier of:  (i) the Participant’s Separation from Service or (ii) the date selected by the Participant under Section 4.2.  Distributions upon a Participant’s Separation from Service shall be made on the date which is 7 months following the Participant’s Separation from Service, provided, however, that effective for distributions upon Separation from Service paid, or that begin to be paid, on or after January 1, 2009, subject to Section 11.5(a), a Participant shall be paid, or begin to be paid, his or her Account balance within 90 days following his or her Separation from Service.

8.2 Change of Control

Within 90 days following a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.

8.3 Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid, or begin to be paid, within 90 days following the Participant’s death to the Participant’s designated beneficiary or beneficiaries, in the form elected by the Participant on his or her initial Election Form.

For deferrals made in Plan Years beginning on and after January 1, 2009, if a Participant dies prior to the complete distribution of his or her Account, the balance of the Account attributable to post-2008 deferrals shall be paid, or begin to be paid, within 90 days following the Participant’s death to the Participant’s designated beneficiary or beneficiaries, in the form and manner as elected by the Participant under Section 4.2.

Any designation of beneficiary shall be made by the Participant on an Election Form filed with the Employee Benefits Committee and may be changed by the Participant at any time by filing another Election Form. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes. If no spouse or issue survives the Participant, payment shall be made to the Participant’s estate.

8.4 Unforeseeable Emergency

In the event the Participant establishes, to the satisfaction of the Employee Benefits Committee, that he or she has suffered an Unforeseeable Emergency, the Employee Benefits Committee may, in its sole discretion:

(a)                            Provide that all or a portion of any previous deferrals by the Participant shall immediately be paid in a lump-sum cash payment, provided that the distribution is limited to the amount reasonably necessary to satisfy the emergency need (including any amounts of income taxes or penalties reasonably anticipated to result from such distribution); or

(b)                           Authorize the cancellation of such Participant’s deferral elections as permitted under Treas. Reg. Section 1.409A-3(j)(4)(viii).

The severity of the unforeseeable emergency shall be judged by the Employee Benefits Committee.  The Employee Benefits Committee’s decision with respect to the severity of Unforeseeable Emergency and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased and/or the manner in which, if at all the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

8.5 Income Inclusion Under Section 409A of the Code

If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of Code Section 409A, the Participant’s vested Account balance shall be distributed to the Participant in a lump sum cash payment immediately following such determination or as soon as administratively practicable thereafter; provided, however, that such payment may not exceed the amount required to be included in income as a result of the failure to satisfy the requirements of section 409A of the Code.

ARTICLE 9 - PLAN ADMINISTRATOR

9.1 Plan Administration and Interpretation

The Company shall be the “administrator” of the Plan within the meaning of Section (3)(16)(A) of ERISA and the named fiduciary of the Plan under Section 402 of ERISA.  The administration of the Plan shall be the responsibility of the Company except to the extent such responsibilities are designated to the Employee Benefits Committee, provided that the Company reserves the right to appoint from time to time another person or entity other than the Employee Benefits Committee to serve in such capacity.  If another person or entity is so appointed by the Company, references in this document or in the Summary Plan Description, if any, to the Employee Benefits Committee shall be construed as references to such person or entity.

The Employee Benefits Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Employee Benefits Committee acted arbitrarily and capriciously. When making a determination or calculation, the Employee Benefits Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee.

If and while there is no Employee Benefits Committee, either because none is designated or no one or more individuals are at the time in question actively serving as members thereof, the responsibilities, rights, powers, authority and functions of the Employee Benefits Committee shall be vested in the Company.  In such event, all references to the Employee Benefits Committee shall be construed to be references to the Company, and the Employee Benefits Committee and the Company need not furnish information, directions, instructions or notices, or make reports or demands, one to the other.

9.2 Powers, Duties, Procedures, Etc.

The Employee Benefits Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

9.3 Information

To enable the Employee Benefits Committee to perform its functions, the Employer shall supply full and timely information to the Employee Benefits Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Employee Benefits Committee may require.

9.4 Indemnification of Employee Benefits Committee

The Employer agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve on the Employee Benefits Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 10 -AMENDMENT AND TERMINATION

10.1 Amendments

The Company shall have the right to amend the Plan from time to time, subject to Section 10.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer.

10.2 Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 10.3, by an instrument in writing which has been executed on the Company’s behalf by its duly authorized officer. Upon termination, the Company may elect (a) to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) in compliance with Treas. Reg. Section 1.409A-3(j)(4)(ix), direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts in a lump sum.

10.3 Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 11 — MISCELLANEOUS

11.1 No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

11.2 Non-Assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.

11.3 Limitation of Participants’ Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

11.4 Participants Bound

Any action with respect to the Plan taken by the Employee Benefits Committee, the Employer or the Trustee or any action authorized by or taken at the direction of the Employee Benefits Committee, the Employee Benefits Committee, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

11.5 Taxes

(a)                                  It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, operated and administered accordingly.  If, at the time of a Participant’s Separation from Service, the Participant is a “specified employee” or “key employee” of a public company, within the meaning of Section 409A of the Code, payments under this Plan will be delayed (or will not be made in the case of a lump sum payment) until the earlier of the date that is six months following the Participant’s Separation from Service or, the Participant date of death, at which time all delayed payments will be paid and installment payments will be payable thereafter as if the six month delay had not occurred.  Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.

(b)                                  All federal, state or local taxes that the Employee Benefits Committee determines are required to be withheld from any payments made under the terms to the Plan shall be withheld.

11.6 Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Company and the Trustee under the Plan, and the Company may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

If any Participant or beneficiary is determined by the Company to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Company may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Company, the Employer or the Trustee to follow the application of such funds.

A signed release must be returned to the Company no sooner than the Participant’s date of termination, but no later than 5:00 p.m. on the 60th day following receipt of the release or the Participant shall irrevocably lose the opportunity to receive any payments under the Plan.

11.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of New York, without effect to conflicts of laws provisions thereof that would direct the application of the law of any other state. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.8 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

11.9 Offset to Benefits

The Company shall have the right to offset amounts payable to a Participant under the Plan to reimburse the Company for liabilities or obligations of the Participant to the Company incurred in the ordinary course of business between the Company and the Participant, provided, that, the entire amount of the offset in any of the Company’s fiscal years does not exceed $5,000 and the offset is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

Travelport Americas, LLC

By:	/s/ Jo-Anne Kruse

Name:	Jo-Anne Kruse

Title:	EVP, HR

Date:	12/31/08